Filed pursuant to Rule 424(b)(3)
Registration No. 333-143421

Prospectus Supplement No. 2 dated October 5, 2011
To the Prospectus of Acorn Energy, Inc. dated April 7, 2009
(included in Registration Statement on Form S-3, Registration No. 333-143421)

The Prospectus under the caption “Selling Security Holders” indicates that Gerald Brauser is a selling security holder with respect to 32,895 shares of common stock of the company issuable upon the exercise of warrants.  Mr. Brauser has transferred all of such warrants to Eva Balcer.  As a result of the transfer, Eva Balcer will be a selling security holder under the Prospectus with respect to 32,895 shares of common stock of the company issuable upon exercise of warrants, and Gerald Brauser will cease to be listed as a selling security holder under the Prospectus.